Joint News Release

   Public Storage Properties XII, Inc.
   Public Storage, Inc.
   701 Western Avenue
   P.O. Box 25050
   Glendale, CA  91221-5050

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                               For Release:  Immediately
                               Date:         June 20, 1996
                               Contact:      Mr. Harvey Lenkin
                                             (818) 244-8080

   GLENDALE, California--Public Storage Properties XII, Inc. (AMEX:PSN) and Public Storage, Inc. (NYSE:PSA) announced today that the corporations had agreed, subject to certain conditions, to merge. In the merger, PSN would be merged with and into PSA, and each outstanding share of PSN's Common Stock Series A would be converted, at the election of the shareholders of PSN, into either shares of PSA Common Stock or, with respect to up to 20% of the PSN Common Stock, $22.34 in cash. This dollar amount has been based on PSN's estimated net asset value as of September 30, 1996 (the appraised value of PSN's real estate assets and the estimated book value of PSN's other net assets). The number of shares of PSA Common Stock will be based on dividing this same dollar amount by the average of the per-share closing prices on the New York Stock Exchange for a specified period prior to PSN's shareholders' meeting. In the event of the merger, pre-merger cash distributions would be made to shareholders of PSN to cause PSN's estimated net asset value as of the effective date of the merger to be substantially equivalent to its estimated net asset value as of September 30, 1996. If additional cash distributions are required in order to satisfy PSN's real estate investment trust distribution requirements, the number of shares of PSA's Common Stock issued in the merger and the amount receivable upon a cash election would be reduced on a pro rata basis in an aggregate amount equal to such additional distributions. The merger is conditioned on, among other requirements, receipt of a satisfactory fairness opinion by PSN and approval by the shareholders of PSN. It is expected that any merger would close in September or October of 1996.


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